Exhibit 99.1

Fusion Acquisition Corp. II Announces Pricing of $435 Million Initial Public Offering

New York, NY - February 25, 2021 – Fusion Acquisition Corp. II (the “Company”) today announced the pricing of its initial public offering of 43,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “FSNB.U” beginning on February 26, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FSNB” and “FSNB WS,” respectively.

Fusion Acquisition Corp. II is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses with an enterprise value of approximately $1.5 billion to $5 billion that are providing or changing technology within the fintech or wealth, investment and asset management sectors, or certain types of technology companies that lie adjacent to the fintech sector.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. Odeon Capital Group, LLC is acting as lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 6,525,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

FUSION@gatewayir.com